U.S. CANADIAN MINERALS, INC.

(A Development Stage Company)

Revised Notes to Financial Statements

December 31, 2007 and 2006

A summary of significant accounting policies of U.S. Canadian Minerals, Inc. (A Development Stage Company) (the Company) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with SFAS 7, “Accounting and Reporting by Development State Enterprises.”

This statement has been added to assure stockholders that the disclosures in this submittal are complete.

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITIES

ORGANIZATION: U.S. Canadian Minerals, Inc. (hereinafter referred to as the "Company") is a development stage company in accordance with Statement of Financial Accounting Standards No. 7. Until December 31, 2003, its main focus was on the manufacture and distribution of food products, and it was known as Barrington Foods International, Inc. (“BFI”).  On January 2, 2004, the Company changed its name to U.S. Canadian Minerals, Inc. and changed its business focus to the mining industry and acquiring existing mining business operations and assets.

HISTORY: Barrington Foods International, Inc., formerly E-Bait, Inc, ("E-Bait") was incorporated in the State of California in February 1999. In August 2001, E-Bait consummated an acquisition and merger agreement (the "Agreement") to acquire all 200,000 shares of outstanding capital stock of BFI, a Nevada corporation, in exchange for 1,772,015 shares of E-Bait's common stock and a note payable of $700,000 (the "Transaction"). Accordingly, the stockholders of BFI received an additional 1,552,015 shares of E-Bait's common stock and converted the existing 200,000 shares of BFI's common stock into E-Bait common stock. Prior to the Transaction, E-Bait was a public company with nominal operations, assets, and no liabilities; and BFI was an operational privately held company. Net loss from development activities from December 8, 2000 (the date of Inception for BFI) through December 31, 2003 are reflected in the financial statements as discontinued operations.

CAPITAL CHANGES: In December 2003, the Company's Board of Directors adopted a resolution whereby it approved a 1-for-100 reverse stock split. Effective January 20, 2004 the Company’s Board of Directors adopted a resolution whereby it approved a 1-for-125 reverse stock split. Accordingly, the accompanying financial statements have been retroactively restated to reflect the stock splits as if such stock splits occurred as of the Company's date of inception. Effective October 25, 2004 the Company’s Board of Directors adopted a resolution whereby it approved a 3-for-1 forward stock split of the Company’s common shares and Preferred Series A shares. In October 2007, the Company’s Board of Directors adopted a resolution whereby it approved a 1-for-50 reverse stock split. All capital amounts reported in these financial statements reflect the retroactive treatment of this resolution.

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITIES (Continued)

BUSINESS OPERATIONS: During the year ended December 31, 2004, the Company commenced the acquisition of interests in mineral rights and underlying mining operations through the issuance of shares for the acquisition of the shares of certain entities and entering into joint venture agreements. Since September 2005, the Company, through its investment in Durangoro, S.A., has been actively involved in the extraction of ore and the processing and sale of gold and other minerals in the province of El Oro, Ecuador. The acquisitions of mineral rights have been accounted for as acquisitions of tangible property, in accordance with Emerging Issues Task Force (EITF) Issue No. 04-02 for reporting periods beginning after April 29, 2004. Other acquisitions have been accounted for as investments.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a.   Revenue Recognition

Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collection is reasonably assured.

b.   Depreciation

The cost of the property and equipment will be depreciated over the estimated useful life of 5 years.  Depreciation is computed using the straight-line method when the assets are placed in service.

c.   Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

d.   Basic Loss per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2007 and 2006.

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Loss (numerator)	$(651,143)	$(810,695)
Shares (denominator)	2,801,631	2,117,240
Per share amount	$(0.2324)	$(0.3829)

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

e. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

f.  Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company incurred no advertising expense during 2007 and 2006.

g.  Concentrations of Risk

The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $100,000. At December 31, 2007, the Company’s bank deposits did not exceed the insured amounts.

h.  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2007 and 2006 due to the following:

	2007	2006
Book income (Loss)	$(651,143)	$(810,695)
Common stock issued for compensation	(494,115)
Preferred stock issued for compensation		(40)
Common stock issued for services	(131,826)	(100,000)
Valuation allowance	$1,277,084	$910,735

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

h.  Income Taxes (continued)

Net deferred tax assets consist of the following components as of December 31, 2007 and 2006:

	2007	2006
NOL Carryover	$1,227,084	$910,735
Valuation allowance	(1,227,084)	910,735

Net deferred tax asset	0	0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $5,308,000 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

i. Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

j. Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

j. Recently Issued Accounting Pronouncements (continued)

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the implementation of this standard will have no effect on our financial statements.

k. Foreign Currency Translation

The Company considers the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company operates. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company acquired an interest in Juina on February 23, 2004 for $200,000.  At December 31, 2004, the Company owed $500,000 to Juina Mining Corporation, in which the Company owns a majority interest.  This represents an accrual for contingent liabilities pursuant to a funding agreement to assist with potential diamond mining operations in Brazil. Juina was unable to obtain the necessary mineral mining licenses from the government regulatory authorities.  The operator, Mr. McFadden, filed suit against the Company for monetary damages, which was settled in full in 2006 with the transfer of all Juina shares owned by the Company.

NOTE 4 – NOTES PAYABLE

The Company had various notes payable to unrelated parties. During 2006, the assets of the Company were transferred in satisfaction of the notes payable.

NOTE 5 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 5 - GOING CONCERN (continued)

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 6 – CORRECTION OF AN ERROR

Due to additional procedures performed after the original audit report was issued, we have made the following changed:

1. Reference to the going concern footnote in the auditors report has been corrected to reflect the correct note number.

2. Stockholders’ equity section of the balance sheet Common stock shares issued for 2006 now reflects the retroactive carry back of the 50-to-one reverse stock split. Generally Accepted Accounting Principles requires the all stock figures disclosed on comparative financial statements to retroactively reflect any stock splits. Common stock issued and outstanding as of December 31, 2006 has been changed from 107,455,087 to 2,149,102.

3. Additional paid in capital section of the balance sheet has been changed for the year ending December 31, 2007 to reflect the issuance of stock for services and compensation at the market value of the shares on the date of issue. Previously reported common stock issuances for shares and compensation had been recorded at par value.  This revision changed the Additional paid in capital from $22,047,878 to $22,673,814.

4. Other additional procedures were applied to the shares issued for services to recalculate the cost of issuing those shares and disclosing the appropriate amounts for expenses related to those services. The previously issued report recorded the shares at par value. Per accounting standards, if the shares of a corporation are issued in exchange for services or property rather than for cash, the transaction should be reflected at the fair value of the property or services received. If this information is not readily available, then   the transaction should be recorded at the fair value of the shares that were issued. During   the 2007 year the Company issued 1,477,198 shares of common stock for services calculated after the application of the 50-1 reverse stock split. All issuances were previously recorded at par value with expense of $76,860 being recorded.

U.S. CANADIAN MINERALS, INC.

Revised Notes to Financial Statements

December 31, 2007 and 2006

NOTE 6 – CORRECTION OF AN ERROR (continued)

5. 4.  Applying the quoted market price at the time of issuance of the stock for services increased additional paid in capital and operating expenses reported for services by $52,966. During the 2006 year the Company issued 2,000,000 shares of common stock for services. The recording of these shares issued at quoted market price increased the general and administrative expenses by $98,000. Although this amount was originally recorded in discontinued operation expense upon further review we have determined that it should be classified in general and administration expense.  An additional $80 was also moved from discontinued operations to general and administrative expense for the preferred stock issued for compensation.

6. Stock based Compensation issued to employees as compensation for services rendered should be accounted for at the fair value of the services performed, if determinable, or the value of the shares issued. The previously issued financial statements recorded the stock issued as compensation at par value. We have corrected this error by recording the stock issued as compensation at the quoted market price on the date of issuance. This correction of an error has increased General and Administrative expenses by $494,115 in 2007.

7. The amount previously reported as gain (loss) from discontinued operations has been reclassed to gain on sale of assets. This amount is from the sale of the Company’s 80% interest in a mining company. Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, states that receipts from sales of property, plant and equipment and other productive assets are cash inflows from investing activities. This reclassification changed the net loss from continuing operations from $214,984 to $0 and the gain on sale of assets from $0 to $214,894. This also changed the net loss from continuing operations by increasing other income, thus reducing the net loss from operations by $214,984.

8. Basic loss per share disclosures for 2006 have been changed to reflect the retroactive treatment of the 50-to-1 reverse stock split. The originally reported weighted average number of shares outstanding has been changed from 107,455,087 to 2,177,240. This changed the basic loss per shares disclosure for 2006 from (.0011) per share to (.1023) per share for continuing operations and (.0064) per share to (.2806) per share for discontinued operations.

9. Basic loss per share disclosures for 2007 have been changed to reflect the recalculation of the weighted average number of shares due to the omission of 1,000,000 shares issued on February 15, 2007 and the miscalculation of the figure. The weighted average number of shares changed from 2,995,279 to 2,801,631. This changed the basic loss per shares disclosure for 2007 from (.0802) per share to (.2324) per share for continuing operations and (.0718) per share to (.0000) per share for discontinued operations.

10. The statement of cash flows has changed to reflect the correct treatment of the recorded stock based compensation and stock issued for services. Both of these items had previously been reported in the cash flows from continuing operations section of the cash flows statement. Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, states that receipts from sales of property, plant and equipment and other productive assets are cash inflows from investing activities.

11. The statement of stockholders equity has been expanded to disclose activity from January 1, 2004 to December 31, 2007 retroactively applying the 50 to 1 reverse stock split.  Disclosure of this information allows the stockholder to evaluate the activity of the company since the change of its business focus on January 1, 2004.